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Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-4 of Forest Oil Corporation to our firm and to the use of our reserve reports setting forth the interests of The Houston Exploration Company (the "Company") relating to the estimated quantities of certain of the Company's proved reserves of oil and gas and present values thereof for the periods included therein. We further consent to references to our firm under the "Experts."

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ DANNY D. SIMMONS
Danny D. Simmons
Executive Vice President

Houston, Texas
February 8, 2007

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CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS